REINHOLD INDUSTRIES, INC. COMPLETES REVIEW OF STRATEGIC ALTERNATIVES; ANNOUNCES QUARTERLY DIVIDEND; APPOINTS THREE NEW DIRECTORS


SANTA FE SPRINGS, CA, Thursday, August 12, 2004 Reinhold Industries, Inc. (NASDAQ: RNHDA) of Santa Fe Springs, California, announced today that it has completed the review of strategic alternatives for maximizing shareholder value announced in September 2003. The Company has been working with its financial advisor, William Blair & Company, LLC, to identify and explore strategic alternatives including a merger or other transaction that would have resulted in a change in control of the Company. As a result of that process, the board believes that superior value can be achieved for shareholders through continued pursuit of the long-term strategy of the Company and has determined not to engage in a change in control transaction at this time.

         Michael T. Furry, President and Chief Executive Officer, said, "Following an extensive review of various options, including a sale or merger, our board of directors concluded that it is in the best interests of the Company to pursue its current business strategy. The board believes that the Company's long-term strategy will ultimately generate superior shareholder value. Though the Company may consider strategic business opportunities in the future, this will no longer be our immediate focus."

         The Company also announced today that it has adopted a policy of issuing a regular quarterly cash dividend. The amount of the dividend and record date will be approved each quarter by the board of directors. The company also announced that it will pay a quarterly dividend of $0.50 per share to shareholders of record as of September 1, 2004. As the Company pursues its long-term strategy, the board intends to consider the Company's current dividend policy, including the possibility of the issuance of a special dividend to shareholders.

         Also today, the Company has announced that three new independent directors have been appointed to the board of directors. Mr. C. Miles Schmidt, Mr. Richard C. Morrison and Mr. Matthew C. Hook were all appointed to the board as of August 12, 2004. Mr. Schmidt is the retired president of Halcore Group, Inc., the nation's leading ambulance manufacturer. Mr. Morrison is the retired managing director of Babson Capital Management, Inc. (a member of the MassMutual Financial Group). Mr. Hook is a managing director of Centerfield Capital Partners. "We are delighted that these gentlemen have accepted the Board's appointment. The financial and business experience of each new director will be a tremendous resource to the Board as the Company continues to move forward," said Chairman Ralph R. Whitney, Jr.



     Reinhold Industries, Inc. is a manufacturer of advanced custom composite components, sheet molding compounds, and graphic arts and industrial rollers for a variety of applications in the United States and Europe.

         This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, and Reinhold's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in Reinhold's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q.